Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

August 29, 2017

Thermo Fisher Scientific Inc.
168 Third Avenue

Waltham, Massachusetts 02451

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 3,300,000 shares of common stock, par value $1.00 per share, of the Company (the “Shares”) issuable pursuant to (i) awards that may be granted in the future under the Patheon N.V. 2016 Omnibus Incentive Plan, as amended (the “Plan”), which was assumed by the Company in connection with the completion of certain transactions (the “Transactions”) contemplated by the Purchase Agreement, dated as of May 15, 2017 (the “Purchase Agreement”), by and between the Company, Thermo Fisher (CN) Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg and Patheon N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (“Patheon”) and (ii) outstanding restricted stock unit awards and outstanding option awards granted under the Plan, which awards were assumed by the Company in connection with the Transactions.

In rendering this opinion, we have examined the Registration Statement, the Plan, the Purchase Agreement and such corporate records, other documents and matters of law as we have deemed necessary or appropriate, including the Third Amended and Restated Certificate of Incorporation and Bylaws of the Company, as amended and as currently in effect.  In rendering this opinion, we have relied, with your consent, upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates.  In addition, in rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, the authenticity of the originals of such latter documents, and the legal capacity of all individuals executing any of the foregoing documents.

We have also assumed that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.  We have further assumed that there will be no material changes to the documents we have examined and that, at all times prior to the issuance of the Shares, the Company will maintain a sufficient number of authorized but unissued shares of common stock, par value $1.00 per share, available for such issuance.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York, and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz